Exhibit 99.1

FOR IMMEDIATE RELEASE Monday, January 30, 2006	SYMBOL: LANC TRADED: Nasdaq
LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
     COLUMBUS, Ohio, Jan. 30 — Lancaster Colony Corporation (Nasdaq: LANC) today reported net income for its second fiscal quarter ended December 31, 2005 reached $30,230,000, or $.89 per diluted share, on a five percent increase in second quarter sales to $313 million versus $297 million last year. Earnings for the quarter included pretax income of approximately $11.4 million (22 cents per share after taxes) associated with a distribution under the Continued Dumping and Subsidy Offset Act (CDSOA). Earnings in the second quarter a year ago were $38,119,000, or $1.08 per diluted share, as pretax CDSOA income amounted to approximately $26.2 million (47 cents per share after taxes).
     For the six months ended December 31, 2005, net income totaled $48,276,000 compared to $56,497,000 earned in the corresponding period a year ago. Diluted earnings per share were $1.42 compared to $1.60 for the first six months last year. Six-month net sales were $598 million compared to $579 million last year.
     John B. Gerlach, Jr., chairman and CEO of Lancaster Colony Corporation, said, “Increased sales of specialty foods and aluminum automotive accessories continued to drive our top line improvement. So far this year our operating results have been challenged by higher freight, energy and nonfood materials costs.”
     Specialty Foods sales totaled $190 million, up seven percent over the prior year’s second quarter total. Segment operating income of $31.6 million was up two percent from the prior year’s $31.0 million. All of this segment’s top-line growth was internally generated, with particularly strong gains in produce dressings and frozen breads and rolls. Higher sales volume and better operating efficiencies in frozen food operations led to the segment’s improved operating income. However, segment operating margins continued to be adversely affected by freight and energy costs.
     Second quarter Glassware and Candles net sales totaled $65 million, down four percent from the year-ago quarter primarily due to lower glass sales. Segment operating income totaled $3.4 million compared to $3.7 million in the year ago quarter. Competitive challenges and a lackluster market persist for many key glassware and candle products, while higher energy and raw materials costs are hampering operating results.
     Automotive sales totaled $58 million, a 10 percent increase over second quarter sales in the prior year. A higher volume of aluminum truck accessories more than offset a sales decline in automotive
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PAGE 2 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
floor mats. Segment operating income during the quarter totaled $0.7 million compared to $1.1 million in the quarter of a year ago. The most recent quarter benefited from a $0.8 million pretax gain on the sale of idle real estate. A new original equipment program provided sales growth in aluminum accessories, but segment profitability remained adversely affected by some production start-up inefficiencies, significant increases in raw materials costs and lower floor-mat production volume.
     Looking forward, Mr. Gerlach stated, “We continue our efforts to improve sales and profitability through new product development and marketing, including the recent introduction of redesigned packaging and new flavors for both our Marzetti Veggie Dips and pourable salad dressings. Our operating results in the second half will likely benefit from higher consolidated sales volumes, mitigated by continued higher energy and nonfood raw material costs. Also affecting results will be lower Glassware and Candles production levels, particularly at our Oklahoma glass facility which will be idled for nearly two months of the third quarter.” As of December 31, 2005, the company remained debt free, with over $78 million in cash, cash equivalents and short-term investments as well as $523 million in shareholders’ equity.
     The company’s second quarter conference call is scheduled for this morning, January 30, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. The webcast will be archived and available on the company’s website.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward–looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “expect,” “hope” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations or financial conditions, or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control including the strength of the economy, slower than anticipated sales growth, the extent of operational efficiencies achieved, the success of new product introductions, price and product competition, and increases in energy and raw materials costs. Management believes these forward-looking statements to be reasonable; however, undue reliance should not be placed on such statements that are based on current expectations. We undertake no obligation to publicly update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our annual report on Form 10-K for the year ended June 30, 2005 filed with the Securities and Exchange Commission.
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PAGE 3 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands except per-share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net sales	$312,577	$297,349	$598,492	$578,833
Cost of sales	252,623	237,990	485,297	465,457

Gross margin	59,954	59,359	113,195	113,376
Selling, general & administrative expenses	25,842	25,531	51,876	50,307
Restructuring and impairment charge	19	45	43	487

Operating income	34,093	33,783	61,276	62,582
Interest income and other — net	12,639	27,059	14,025	27,686

Income before income taxes	46,732	60,842	75,301	90,268
Taxes based on income	16,502	22,723	27,025	33,771

Net income	$30,230	$38,119	$48,276	$56,497

Net income per common share:(a)
Basic	$.89	$1.09	$1.42	$1.60
Diluted	$.89	$1.08	$1.42	$1.60

Cash dividends per common share	$2.26	$.25	$2.51	$.48

Weighted average common shares outstanding:
Basic	33,838	35,084	34,029	35,220
Diluted	33,861	35,144	34,074	35,276
(a) Based on the weighted average number of shares outstanding during each period.
LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
NET SALES
Specialty Foods	$189,505	$177,075	$359,039	$337,684
Glassware and Candles	65,269	67,842	125,544	131,574
Automotive	57,803	52,432	113,909	109,575

	$312,577	$297,349	$598,492	$578,833

OPERATING INCOME
Specialty Foods	$31,574	$31,036	$57,418	$58,415
Glassware and Candles	3,417	3,684	5,620	4,763
Automotive	699	1,098	1,833	3,354
Corporate expenses	(1,597)	(2,035)	(3,595)	(3,950)

	$34,093	$33,783	$61,276	$62,582

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PAGE 4 / LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2005	2005
	(Unaudited)

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$78,054	$184,580
Receivables — net of allowance for doubtful accounts	121,606	100,351
Total inventories	163,529	164,365
Deferred income taxes and other current assets	29,599	25,109

Total current assets	392,788	474,405
Net property, plant and equipment	176,074	154,147
Other assets	100,751	102,726

Total assets	$669,613	$731,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$49,588	$51,014
Accrued liabilities	59,197	52,832

Total current liabilities	108,785	103,846
Other noncurrent liabilities and deferred income taxes	37,910	39,706
Shareholders’ equity	522,918	587,726

Total liabilities and shareholders’ equity	$669,613	$731,278

SUBJECT TO YEAR-END AUDIT.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com